UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 23, 2013

Immune Pharmaceuticals Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51290	52-1841431
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

777 Old Saw Mill River Rd., Tarrytown, New York		10591
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	914-606-3500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 23, 2013, Immune Pharmaceuticals Inc., formerly known as EpiCept Corporation ("Immune"), executed the Third Amendment and Consent to Loan and Security Agreement between Immune, its subsidiaries Maxim Pharmaceuticals Inc., Cytovia, Inc., and MidCap Funding III, LLC ("MidCap"). This amendment restructures Immune's loan from MidCap in connection with the completed merger between Immune and Immune Pharmaceuticals Ltd. ("Immune Ltd.")

In addition to providing MidCap’s consent to the merger, the amendment fixed the outstanding principal balance of the initial borrowing ("Tranche 1") of the loan at approximately $4.4 million. Principal repayments on the Tranche 1 amount will commence June 1, 2014, if Immune raises net cash proceeds of $5.0 million or more by November 15, 2013; otherwise principal repayments on the Tranche 1 amount will commence on December 1, 2013. Principal repayments will be due in approximately equal monthly installments commencing on the first repayment date. The scheduled maturity date of the loan is August 1, 2016.

The amendment also provides availability for a second borrowing ("Tranche 2") of $1 million, which will be available for drawing by Immune through August 1, 2014, at Immune’s discretion, upon meeting certain conditions, most importantly the raising of net cash proceeds of at least $17.5 million through one or more qualifying transactions, as defined in the amendment. Repayment of the Tranche 2 amount will be in approximately equal monthly payments, ending on the maturity date of the Tranche 1 loan. Interest on the Tranche 1 and Tranche 2 loans will accrue at the rate of 11.5% per annum and will be paid monthly in arrears.

In connection with the restructuring of the loan, Immune has granted to MidCap five-year warrants to purchase 101,531 shares of Immune’s common stock at $3.50 per share. Warrants to purchase additional shares of Immune’s common stock will be issuable if the Tranche 2 amount is drawn. The number of shares and the exercise price of the additional warrants will be based on the market price of Immune’s stock at the time of the drawing.

The foregoing is a summary of the terms of the Third Amendment and Consent to Loan and Security Agreement and is qualified in is entirety by reference to the full text of this document, a copy of which is filed as an exhibit to this Current Report.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 25, 2013, Immune completed its merger with Immune Ltd. in accordance with the terms of that certain Merger Agreement and Plan of Reorganization, dated as of November 7, 2012, and as amended on November 27, 2012, February 11, 2013, March 14, 2013 and June 17, 2013, by and among Immune, EpiCept Israel Ltd. ("Merger Sub") and Immune Ltd. (the "Merger Agreement"), and pursuant to the merger of Merger Sub with and into Immune Ltd., following which Immune Ltd. became a wholly owned subsidiary of Immune (the "Merger"). Upon the closing of the Merger, Immune issued approximately 9.8 million shares of its Common Stock to the shareholders of Immune Ltd. in exchange for all of the outstanding shares of Immune Ltd. and exchanged the outstanding warrants and options of Immune Ltd. at the time of the Merger for warrants and options of Immune exercisable for an aggregate of approximately 4.0 million shares of Immune Common Stock. As a result, Immune stockholders retained approximately 16% ownership of Immune and Immune Ltd. shareholders received approximately 84%, calculated on an adjusted fully diluted basis, with certain exceptions. Immediately following the closing of the Merger, as a result of such issuance, there were approximately 12.6 million shares of Immune's Common Stock outstanding.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to Item 1.01 of this Current Report.

Item 3.02 Unregistered Sales of Equity Securities.

Upon the closing of the Merger on August 25, 2013, Immune issued approximately 9.8 million shares of its Common Stock to the shareholders of Immune Ltd. in exchange for all of the outstanding shares of Immune Ltd., pursuant to the terms of the Merger Agreement. Immune also exchanged the outstanding warrants and options of Immune Ltd. at the time of the Merger for warrants and options of Immune exercisable for an aggregate of approximately 4.0 million shares of Immune Common Stock. Based upon the manner of the offering and the number and nature of the offerees, the transaction was exempt from registration pursuant to one or both of Regulation S and Rule 506 promulgated under the Securities Act of 1933, as amended.

Other than for one warrant as described below, the exercise prices for the Immune warrants and options issued in exchange for the assumed Immune Ltd. warrants and options were determined by multiplying the respective original exercise price of each warrant or option by the quotient obtained by dividing (A) 1, by (B) the Exchange Ratio. The adjusted exercise prices were also converted into US dollars from NIS, based on the exchange rate on the date of such conversion. Under its terms, the exercise price for one Immune warrant issued in exchange for an assumed Immune Ltd. warrant was set equal to 75% of the most recent closing price of Immune's Common Stock on the date of the Merger, which was $3.50. As a result, such warrant, which is exercisable for 119,030 shares of Immune Common Stock, has an exercise price of $2.63 per share.

In sum, giving effect to the assumption of the Immune Ltd. options and warrants as set forth above, as of August 25, 2013, the assumed options included options to purchase approximately 2,402,391 shares of Immune Common Stock at a weighted average exercise price of $0.84 per share expiring in the years 2022 and 2023. As of August 25, 2013, the assumed warrants included warrants to purchase approximately 1,550,713 shares of Immune Common Stock at a weighted average exercise price of $4.01 per share with 224,690 warrants expiring in 2014, 82,666 warrants expiring in 2015, 565,875 warrants expiring in 2016, 558,452 warrants expiring in 2018 and 119,030 warrants expiring in 2021.

Item 5.01 Changes in Control of Registrant.

Immediately following the closing of the Merger on August 25, 2013, whereby Merger Sub merged with and into Immune Ltd. and Immune issued approximately 9.8 million shares of its Common Stock and options and warrants to purchase approximately 4.0 million shares of its Common Stock to the shareholders of Immune Ltd. in exchange for all of the outstanding shares, options and warrants of Immune Ltd., the former shareholders of Immune Ltd. beneficially held approximately 84% of the outstanding Common Stock of Immune in the aggregate, and the pre-Merger stockholders of Immune held approximately 16% of the outstanding Common Stock of Immune in the aggregate. With respect to the former shareholders of Immune Ltd., Daniel G. Teper, PharmD, Immune's new Chairman and Chief Executive Officer, beneficially held approximately 34% of the outstanding Common Stock of Immune immediately following the closing of the Merger.

Pursuant to the terms of the Merger Agreement and effective as of the closing of the Merger, Robert G. Savage, Alan W. Dunton, MD, and Keith L. Brownlie resigned from Immune's Board of Directors, and Daniel G. Teper, PharmD (Immune's new Chairman and Chief Executive Officer), David Sidransky, MD, Herve de Kergrohen, MD, Isaac Kobrin, MD, Pierre Albouy and Ana Stancic, each of whom previously served as directors of Immune Ltd., were appointed to the Board of Directors of Immune. Pursuant to the terms of the Merger Agreement, Robert W. Cook, Immune's Chief Financial Officer, continues to serve on the Board of Directors of Immune.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the Merger Agreement and effective as of the closing of the Merger on August 25, 2013, Robert G. Savage, Alan W. Dunton, MD, and Keith L. Brownlie resigned as members of Immune's Board of Directors.

Pursuant to the terms of the Merger Agreement and effective as of the closing of the Merger on August 25, 2013, Daniel G. Teper, PharmD, was appointed Chairman and Chief Executive Officer of Immune. Dr. Teper, 53, was the founder, Chairman and Chief Executive Officer of Immune Ltd. from January 2010 through the Merger. From 2005 to 2009, Dr. Teper was a New York-based Managing Partner and Head of North America at Bionest Partners, a global management consulting firm, where he advised pharmaceutical and public biotechnology companies with respect to corporate strategy, business development, mergers and acquisitions, new product development and commercialization. From 2000 until 2004, Dr Teper held various senior management roles in the United States including Senior Vice President of Sales and Business Development at Softwatch, an internet healthcare company, where he assisted in raising $30 million in venture capital and expanding the company to over 150 employees. From 1996 to 1999, Dr. Teper served as global president of Havas-Euro Rscg Healthcare Worldwide where he expanded operations internationally and advised pharmaceutical companies on global launches of major new drugs in multiple disease areas. Dr. Teper started his career in 1984 at the Novartis headquarters in Basel, Switzerland and then in the United States from 1985 until 1990 where he held management responsibilities in sales and marketing and eventually became the Head of New Product Development for Cardiovascular Products. From 1990 until 1992, Dr. Teper held general management positions in France, first as a Senior Vice President and Head of Marketing & Sales of Laboratories at GlaxoSmithKline, and then as President and Chief Operating Officer of Laboratories at Delagrange (which was acquired by Synthelabo, a predecessor to Sanofi). In 1993, Dr. Teper founded and was the CEO of WINTEC Pharma, a specialty pharmaceutical company. In 1995, Dr. Teper sold the anti-infectives segment of WINTEC Pharma to Norgine (UK) and the dermatology segment to Galephar (Belgium). In 1999, Dr. Teper co-founded Novagali (NYSE Euronext: NOVA), a pharmaceutical company specializing in ophthalmology and which was recently acquired by Japan’s Santen. Dr. Teper holds a Doctor of Pharmacy degree from Paris XI University and an MBA from INSEAD, where he was a J. Salmon Scholar.

Pursuant to the terms of the Merger Agreement and effective as of the closing of the Merger on August 25, 2013, Robert W. Cook no longer serves as Interim President and Chief Executive Officer, but retains his title as Chief Financial Officer.

Pursuant to the terms of the Merger Agreement and effective as of the closing of the Merger on August 25, 2013, Dr. Teper, David Sidransky, MD, Herve de Kergrohen, MD, Isaac Kobrin, MD, Pierre Albouy and Ana Stancic, each of whom previously served as directors of Immune Ltd., were appointed to the Board of Directors of Immune. Pursuant to the terms of the Merger Agreement, Mr. Cook, Immune's Chief Financial Officer, continues to serve on the Board of Directors.

Item 9.01 Financial Statements and Exhibits.

The financial information required by this item has not been filed on this initial Current Report on Form 8-K but will be filed by amendment on or before November 8, 2013.

10.1 ThirdAmendment to Loan and Security Agreement with Midcap Funding III, LLC, dated August 23, 2013.

10.2 Common Stock Purchase Warrant, dated August 23, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Immune Pharmaceuticals Inc.

August 29, 2013	By:	/s/ Robert W. Cook

Name: Robert W. Cook
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Third Amendment to Loan and Security Agreement with Midcap Funding III, LLC, dated August 23, 2013.
10.2	Common Stock Purchase Warrant, dated August 23, 2013.